Results of Shareholder Meetings (Unaudited)
At the annual meeting of shareholders of MFS Investors Growth Stock Series, which was held on November 1, 2001, the following actions were taken:
Item 1. To elect a Board of Trustees.
Number of Shares
Nominee                             For         Withhold Authority
Jeffrey L. Shames              22,521,692.627    537,752.267
John W. Ballen                 22,523,874.313    535,570.581
Lawrence H. Cohn, M.D.         22,506,632.512    552,812.382
The Hon. J. David Gibbons, KBE 22,460,053.302    599,391.592
William R. Gutow               22,521,846.459    537,598.435
J. Atwood Ives                 22,515,879.356    543,565.538
Abby M. O'Neill                22,478,139.664    581,305.230
Lawrence T. Perera             22,520,671.816    538,773.078
William J. Poorvu              22,520,484.014    538,960.880
Arnold D. Scott                22,510,761.090    548,683.804
J. Dale Sherratt               22,520,484.014    538,960.880
Elaine R. Smith                22,509,740.721    549,704.173
Ward Smith                     22,474,354.837    585,090.057
Item 2. To authorize the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For 21,776,435.789
Against 353,102.014
Abstain 929,907.091
Item 3. To amend, remove, or add certain fundamental investment policies. Number of Shares
For 21,627,505.671
Against 384,180.184
Abstain 1,047,759.039
Item 4. To approve a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 21,774,805.892
Against 333,134.456
Abstain 951,504.546
Item 5. To ratify the election of Deloitte & Touche, LLP as the independent public accountants to be employed by the trust for the fiscal year ending December 31, 2001.
Number of Shares
For 22,066,924.935
Against 124,428.547
Abstain 868,091.412